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                                                            Exhibit 99.26(d)(23)

ACCELERATED DEATH BENEFIT FOR CHRONIC ILLNESS AGREEMENT

This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions. This agreement is effective as of the original policy date of this policy unless a different effective date is shown on the policy data pages.

THE ACCUMULATION VALUE, SURRENDER VALUE, LOAN VALUE, AND DEATH PROCEEDS PAYABLE WILL BE REDUCED BY A CHRONIC ILLNESS BENEFIT PAYMENT UNDER THIS AGREEMENT.

THE RECEIPT OF ANY ACCELERATED DEATH BENEFIT MAY BE TAXABLE TO YOU. THE ADVICE AND GUIDANCE OF YOUR PERSONAL TAX ADVISOR SHOULD BE OBTAINED PRIOR TO THE RECEIPT OF ANY ACCELERATED DEATH BENEFITS.

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement provides for chronic illness death benefit payments when the insured has been certified as being a chronically ill individual.

DEFINITIONS

When we use the following words, this is what we mean:

ACCELERATED DEATH BENEFIT

The portion of the death benefit that, upon receipt of your written request in good order, we will pay in advance when the insured has been certified as a chronically ill individual.

The maximum accelerated death benefit is reduced by the amount of any irrevocable settlement option you have elected under the terms of the policy or any agreement.

ACTIVITIES OF DAILY LIVING

The activities of daily living refer to basic functional abilities that measure the insured's ability for self-care and ability to live independently without substantial assistance from another individual. The six activities of daily living are:

(1) Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
(2) Continence: The ability to maintain control of bowel and bladder function or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for a catheter or colostomy bag).
(3) Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
(4) Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
(5) Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
(6) Transferring: Moving into or out of a bed, chair or wheelchair.

CHRONIC ILLNESS BENEFIT PAYMENT

The amount of accelerated death benefit paid when the insured has been certified as being a chronically ill individual. The maximum monthly chronic illness benefit payment is shown on the policy data pages.

CHRONIC ILLNESS DEATH BENEFIT AMOUNT

The amount that represents the maximum total amount of accelerated death benefits available under this agreement as selected by you in the application. The chronic illness death benefit amount is shown on the policy data pages.

CHRONICALLY ILL INDIVIDUAL

An insured who has been certified by a licensed health care practitioner within the preceding twelve-month period as:

(1) being unable to perform, without substantial assistance from another person, at least two activities of daily living due to a loss of functional capacity for a period of at least 90 days; or
(2) requiring substantial supervision to protect the insured from threats to health and safety due to severe cognitive impairment.

ELIMINATION PERIOD

The required period of time for which no accelerated death benefits are payable following the date the insured is determined to be eligible for benefits.

(1) The elimination period is 90 days.
(2) The elimination period starts on the first day that the insured meets the terms of a qualifying event.
(3) The elimination period ends 90 calendar days after the elimination period starts.
(4) Accelerated death benefits will not be paid until the elimination period is satisfied.
(5) Accelerated death benefits will not be paid retroactively during the elimination period.
(6) The elimination period has to be satisfied only once while this agreement is in effect.

ICC16-20057
                                                Minnesota Life Insurance Company

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IMMEDIATE FAMILY

The insured's or your spouse, child, parent, grandparent, grandchild, brothers and sisters and their spouses.

INDEBTEDNESS

The sum of any outstanding policy loan and any unpaid policy loan interest.

LICENSED HEALTH CARE PRACTITIONER

Any physician, as defined in Section 1861(r)(1) of the Social Security Act, registered professional nurse, licensed social worker, or other individual who meets requirements prescribed by the Secretary of the Treasury.

A licensed health care practitioner does not include you, the insured, or a member of your or the insured's immediate family.

PROOF OF LOSS

Detailed written documentation satisfactory to us which describes and confirms the insured is a chronically ill individual. This documentation may include:

(1) the completed proof of loss forms; and
(2) confirmation of the certification of chronic illness by a licensed health care practitioner; and
(3) copies of medical records; and
(4) copies of the licensed health care practitioner's daily notes of care.

Required certification regarding activities of daily living and cognitive impairment shall be performed by a licensed health care practitioner.

QUALIFYING EVENT

The insured is certified by a licensed health care practitioner as a chronically ill individual.

SEVERE COGNITIVE IMPAIRMENT

The deterioration or loss of intellectual capacity, which requires substantial assistance by another person to protect the insured or others from threats to health and safety. Severe cognitive impairment is measured by clinical evidence and standardized tests that reliably measure the insured's impairment in the following areas:

(1) short-term or long-term memory; or
(2) orientation to people, places or time; or
(3) deductive or abstract reasoning; or
(4) judgement as it relates to safety awareness.

Severe cognitive impairment includes Alzheimer's disease and similar forms of irreversible dementia.

SUBSTANTIAL ASSISTANCE

The hands-on or stand-by physical assistance of another person to protect the insured or others from threats to health or safety (such as may result from wandering) or help with performing the activities of daily living; or the presence of another person within arm's reach that is necessary to prevent, by physical intervention, injury to the insured while he or she is performing a necessary activity of daily living.

SUBSTANTIAL SUPERVISION

Continual supervision (which may include cueing by verbal prompting, gestures, or other demonstrations) by another person that is necessary to protect the insured from threats to his or her health or safety (such as may result from wandering) due to severe cognitive impairment.

ELIGIBILITY FOR THE PAYMENT OF ACCELERATED DEATH BENEFITS

WHAT ARE THE ELIGIBILITY REQUIREMENTS FOR THE PAYMENT OF ACCELERATED DEATH BENEFITS?

In order for accelerated death benefits to be payable, the following requirements must be met:

(1) the insured must be certified by a licensed health care practitioner as being a chronically ill individual, and expected to remain so for at least 90 calendar days; and
(2) the elimination period must be satisfied; and
(3) the policy must be in force.

Certification of chronic illness must be made within the 12-month period prior to our receipt of the claim in good order. If an accelerated death benefit has previously been requested and the prior certification is older than 12 months, we will require a new certification from a licensed health care practitioner.

CLAIM PROCEDURES FOR ACCELERATED DEATH BENEFITS

HOW DO YOU NOTIFY US OF A CLAIM?

A written request for chronic illness benefit payment must be sent to us at our home office in St. Paul, Minnesota or any place we designate if the insured is certified as being a chronically ill individual. The notice should include your name, the insured's name and policy number.

WHAT DOCUMENTATION IS REQUIRED TO FILE A CLAIM?

Once notice of claim is received, we will send you forms for verifying eligibility and filing proof of loss and a statement demonstrating the effect of the chronic illness benefit payments on the cash value, death benefit,

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premium, cost of insurance charges and policy loan on your policy. Chronic illness benefit payments will not be made if the requested proof of loss is not received.

If these forms are not sent to you within 15 days of our receipt of written notice of claim, you will be considered to have complied with the requirements of this agreement as to proof of the insured's medical condition provided we receive a health care practitioner's certification of chronic illness acceptable to us.

At the end of the 90-day elimination period, recertification by a licensed health care practitioner that the insured is a chronically ill individual may be required. Recertification by a licensed health care practitioner that the insured is a chronically ill individual may be required at a minimum annually.

Chronic illness benefit payments will no longer be available as of the date the insured is not a chronically ill individual. You must notify us in writing immediately if the insured is no longer certified as a chronically ill individual.

WHAT IS REQUIRED IF THE POLICY IS ASSIGNED OR HAS AN IRREVOCABLE BENEFICIARY?

Prior to the payment of any accelerated death benefit, we will require a signed acknowledgement of concurrence for payout from any assignee or irrevocable beneficiary. If we are the assignee under the policy, no acknowledgement is required.

ARE THERE RESTRICTIONS ON LEGAL ACTIONS?

Yes. Any legal action brought to recover under this agreement must conform to the laws of the state in which the policy and this agreement were delivered or issued for delivery.

DO WE HAVE THE RIGHT TO OBTAIN INDEPENDENT MEDICAL VERIFICATION?

Yes. We may require the insured to be medically examined to verify that the certification of chronic illness is appropriate and consistent with generally accepted standards. In the case of conflicting opinions, eligibility for any accelerated death benefit shall be determined by a third medical opinion provided by a physician that is mutually acceptable to the insured and the company.

If we require a second or third medical opinion we will do so at our own expense.

PAYMENT OF ACCELERATED DEATH BENEFITS

TO WHOM WILL THE ACCELERATED DEATH BENEFIT BE PAID?

The accelerated death benefit will be paid to you or your estate while the insured is living unless the accelerated death benefit has been otherwise assigned or designated by you.

WHEN WILL ACCELERATED DEATH BENEFITS BE PAID?

The accelerated death benefit is payable immediately after the elimination period is satisfied and all required documentation is received in good order.

Chronic Illness benefit payments are subject to the same requirements as the death proceeds with respect to any delay in processing.

WHAT IS THE AMOUNT OF EACH CHRONIC ILLNESS BENEFIT PAYMENT?

The maximum chronic illness benefit payment is dependent upon the chronic illness death benefit amount and the chronic illness benefit percentage, as shown on the policy data pages. You may request to receive an amount less than the maximum chronic illness benefit payment. However, you may change the amount of the chronic illness benefit payment no more than once in a twelve month period.

The last chronic illness benefit payment cannot exceed the remaining chronic illness death benefit amount not yet paid as an accelerated death benefit. The chronic illness benefit payments will be subject to the following limitations:

(1) The policy is not disqualified as life insurance under Code Section 7702.
(2) The per diem amount allowed by the IRS multiplied by the number of days in the month. The IRS per diem amount as of the policy date is shown on the policy data pages.

IS THE CHRONIC ILLNESS BENEFIT PAYMENT AVAILABLE IN A SINGLE SUM?

Yes. You may elect to receive the chronic illness benefit payment in a single sum. The chronic illness single sum payment is calculated as follows:

(1) the chronic illness single sum acceleration percentage of 90%; multiplied by
(2) the surrender value.

Electing a chronic illness single sum payment may be taxable and will result in no further chronic illness benefit payments being paid.

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WHAT HAPPENS TO THE CHRONIC ILLNESS DEATH BENEFIT AMOUNT IF THE FACE AMOUNT OF
THE POLICY IS REDUCED?

If the face amount of the policy is reduced, the chronic illness death benefit amount will equal the lesser of the chronic illness death benefit amount that existed immediately prior to the change in the face amount and the new face amount.

WHAT HAPPENS TO THE CHRONIC ILLNESS DEATH BENEFIT AMOUNT IF A PARTIAL SURRENDER IS TAKEN?

If a partial surrender occurs, the chronic illness death benefit amount will equal the chronic illness death benefit amount that was in effect immediately prior to the partial surrender, multiplied by the ratio of the death benefit of the policy (without regard to policy loan) after the partial surrender to the death benefit of the policy (without regard to policy loan) immediately prior to the partial surrender.

WHAT HAPPENS TO THE CHRONIC ILLNESS DEATH BENEFIT AMOUNT IF WE MAKE A PAYMENT AS A RESULT OF THE EXERCISE OF THE ACCELERATED DEATH BENEFIT AGREEMENT FOR TERMINAL ILLNESS?

If your policy has the Accelerated Death Benefit Agreement for Terminal Illness attached and you exercise the payment of an accelerated death benefit for terminal illness, the chronic illness death benefit amount will be recalculated. At the point of such payment the chronic illness death benefit amount is determined by taking the lesser of:

(1) The chronic illness death benefit amount that existed immediately prior to the accelerated death benefit payment for terminal illness; and
(2) The death benefit (without regard to policy loan) immediately prior to the payment of the accelerated death benefit payment for terminal illness, minus the accelerated death benefit payment for terminal illness from that amount.

HOW FREQUENTLY WILL CHRONIC ILLNESS BENEFIT PAYMENTS BE PAID?

Chronic illness benefit payments will be paid no more frequently than monthly.

OVER WHAT PERIOD WILL CHRONIC ILLNESS BENEFIT PAYMENTS BE MADE?

The determination of the amount of any chronic illness benefit payment will only take into account the period covered by a certification of the insured's chronic illness from a licensed health care practitioner. The series of chronic illness benefit payments will continue as scheduled, as long as the insured remains a chronically ill individual and the requirements otherwise specified in this agreement are satisfied, until 100% of the chronic illness death benefit amount has been paid, or the policy is terminated.

WHAT HAPPENS IF THE INSURED DIES WHILE RECEIVING CHRONIC ILLNESS BENEFIT
PAYMENTS?

If the insured dies while receiving chronic illness benefit payments the payments shall cease and the remaining death benefit shall be paid to the beneficiary according to the provisions of the policy.

Any accelerated death benefits paid will reduce the death benefit payable to the beneficiary of the policy.

WHAT HAPPENS IF THE INSURED DIES AFTER THE OWNER ELECTS TO RECEIVE ACCELERATED DEATH BENEFITS, BUT BEFORE BENEFITS ARE PAID?

If the insured dies after the owner elects to receive accelerated death benefits but before any such benefits are paid, the election shall be canceled and the death benefit will be paid to the beneficiary.

WHAT HAPPENS IF THE INSURED IS NOT RE-CERTIFIED AS A CHRONICALLY ILL INDIVIDUAL?

If the insured is not re-certified as a chronically ill individual before the payment of the entire accelerated death benefit amount, we will cease making additional chronic illness benefit payments. In addition chronic illness benefit payments will cease as of the date the insured is no longer certified as chronically ill.

ARE POLICY CHANGES, REQUESTS FOR NEW LOANS OR OTHER TRANSACTIONS ALLOWED WHILE CHRONIC ILLNESS BENEFIT PAYMENTS ARE BEING MADE?

No.

IS THERE A CHRONIC ILLNESS MINIMUM DEATH BENEFIT PAYABLE?

Yes. The chronic illness minimum death benefit amount is shown on the policy data pages. If the policy death benefit (without regard to policy loan) is less than this chronic illness minimum death benefit amount, then the chronic illness minimum death benefit amount less any indebtedness is payable at the death of the insured.

EFFECT OF CHRONIC ILLNESS BENEFIT PAYMENTS

DO THE CHRONIC ILLNESS BENEFIT PAYMENTS AFFECT THE DEATH BENEFIT?

Yes. When chronic illness benefit payments are made, the death benefit is reduced by the amount of the chronic illness benefit payment.

DO THE CHRONIC ILLNESS BENEFIT PAYMENTS AFFECT THE ACCUMULATION VALUE?

Yes. The accumulation value of the policy is adjusted to equal:

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(1) the accumulation value immediately prior to the chronic illness benefit payment; multiplied by
(2) the new death benefit (without regard to policy loan); divided by
(3) the death benefit (without regard to policy loan) immediately prior to the chronic illness benefit payment.

If your policy has a minimum accumulation value, the minimum accumulation value will be adjusted in the same manner as the policy accumulation value.

DO CHRONIC ILLNESS BENEFIT PAYMENTS AFFECT A DEATH BENEFIT GUARANTEE AGREEMENT VALUE?

Yes. If your policy has a Death Benefit Guarantee Agreement attached, any DBGA Value will be adjusted in the same manner as the policy accumulation value.

DO CHRONIC ILLNESS BENEFIT PAYMENTS AFFECT THE POLICY LOAN?

Yes. If the policy has an outstanding loan, a portion of the chronic illness benefit payment will be applied to repay the loan. The amount of the chronic illness benefit payment applied to the policy loan is equal to the lesser of the chronic illness benefit payment and:

(1) the loan interest due at the time of the chronic illness benefit payment;
    plus
(2) the policy loan immediately prior to the chronic illness benefit payment; multiplied by one minus the ratio of:

    (a) the new death benefit (without regard to policy loan); divided by
    (b) the death benefit (without regard to policy loan) immediately prior to the chronic illness benefit payment.


WHAT HAPPENS TO THE ACCUMULATION VALUE IN THE SUB-ACCOUNTS OF THE SEPARATE ACCOUNT OF THE POLICY WHEN CHRONIC ILLNESS BENEFIT PAYMENTS BEGIN?

If you have accumulation value in sub-accounts of a separate account when chronic illness benefit payments begin, we will automatically transfer any value in each sub-account to the guaranteed interest account.

Once chronic illness benefit payments are being made, no further premium allocations may be made to sub-accounts of a separate account.

WHAT HAPPENS TO THE ACCUMULATION VALUE OF THE POLICY IN AN INDEXED ACCOUNT SEGMENT WHEN CHRONIC ILLNESS BENEFIT PAYMENTS BEGIN?

If you have accumulation value in indexed accounts when chronic illness benefit payments begin, we will automatically transfer any value in each segment of the indexed accounts to the fixed account at each segment's next anniversary.

Once chronic illness benefit payments are being made, no further account allocations may be made to the indexed accounts.

WHAT HAPPENS TO THE POLICY LOAN WHEN CHRONIC ILLNESS BENEFIT PAYMENTS BEGIN?

If you have a policy loan with a variable or indexed interest rate, we will automatically change the loan to a fixed interest rate loan. We will also automatically transfer accumulation value to the fixed loan account in the amount of the indebtedness.

WILL THE CHARGES FOR THIS AGREEMENT BE WAIVED IF CHRONIC ILLNESS BENEFIT PAYMENTS ARE BEING MADE?

Yes. As long as chronic illness benefit payments are being made, the charge for this agreement will be waived.

WILL OTHER POLICY CHARGES BE WAIVED IF CHRONIC ILLNESS BENEFIT PAYMENTS ARE BEING MADE?

No. However, if the policy accumulation value goes to zero while chronic illness benefit payments are being made, we will waive all policy and agreement charges that would otherwise be assessed against the policy accumulation value.

Other policy charges may also be waived if the policy has any other agreement that waives charges in effect.

WHEN WILL THE CHRONIC ILLNESS BENEFIT PAYMENTS TERMINATE?

The chronic illness benefit payments will terminate when:

(1) 100% of the chronic illness death benefit amount has been paid; or
(2) the insured is no longer eligible for the chronic illness benefit payment;
    or
(3) the policy is surrendered or terminates; or
(4) we receive your request to cancel this agreement; or
(5) the insured dies.

Canceling chronic illness benefit payments will also cancel the insured's status of being a chronically ill individual.

HOW WILL YOU KNOW THE EFFECT OF THE CHRONIC ILLNESS BENEFIT PAYMENTS ON YOUR POLICY?

At the time you receive a chronic illness benefit payment, we will provide to you, and any irrevocable beneficiary or assignee, a statement demonstrating the effect of the chronic illness benefit payment on the cash value, death benefit, premium, cost of insurance charges and policy loans on your policy.

HOW WILL THIS AGREEMENT AFFECT COVERAGE ON ADDITIONAL INSUREDS UNDER THE POLICY?

Coverage on any additional insureds, whether covered under the policy or any agreement attached to this policy, will not be included in the amount available for acceleration.

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CHARGES

IS THERE A CHARGE FOR THIS AGREEMENT?

Yes. A monthly charge for this agreement is assessed against the policy accumulation value. The charge for this agreement is equal to the chronic illness cost of insurance rate multiplied by the chronic illness net amount at risk. The maximum monthly chronic illness cost of insurance rate for this agreement is shown on the policy data pages. The chronic illness net amount at risk will equal the greater of zero and the chronic illness death benefit amount minus a proportionate amount of the policy accumulation value. The proportion is equal to the chronic illness death benefit amount divided by the death benefit.

Charges for this agreement are subject to change. Any change made to the monthly rate will not exceed the maximum monthly chronic illness death benefit rate shown on the policy data pages.

If this charge is adjusted, any such adjustment will be based on future estimated or emerging experience as well as profit considerations. Those experience factors that could cause a change in this charge are interest, mortality, morbidity, persistency, policy duration, taxes, expenses and profit considerations. We will send you a notice 60 days in advance of any change in the rate for this agreement. This notice will be sent to your last known address, and to any assignee or designated third party shown in our records.

ADDITIONAL INFORMATION

IS THIS AGREEMENT SUBJECT TO THE INCONTESTABILITY AND SUICIDE PROVISIONS OF THE POLICY?

Yes. Those provisions apply to this agreement. The contestable and suicide periods will be measured from the effective date of this agreement.

If this agreement is issued at a date later than the policy, then this agreement will be contestable but only as to the evidence of insurability which we required to issue this agreement.

WHEN DOES THIS AGREEMENT TERMINATE?

This agreement will terminate on the earliest of:

(1) the date the policy is surrendered, or otherwise terminated; or
(2) the date we receive your written request to cancel this agreement; or
(3) the date you elect to receive a chronic illness single sum payment; or
(4) the date of the insured's death.

Termination of this agreement shall not prejudice the payment of benefits for any qualifying event that occurred while the agreement was in force.

CAN THIS AGREEMENT BE REINSTATED?

Yes, this agreement can be reinstated under the following conditions:

(1) all of the reinstatement conditions stated in your policy have been satisfied; and
(2) we receive written request from you.

Alternatively, we will reinstate the policy and all agreements attached to it if all of the following conditions are met:

(1) we receive written request in good order for reinstatement from you or a designated third party who can act on your behalf; and
(2) the written request is received in good order at our home office or any place we designate within six months after the termination date; and
(3) we receive proof satisfactory to us that you had a severe cognitive impairment or a loss of functional capacity that existed prior to the expiration of the grace period; and
(4) we receive a payment that is sufficient to cover all monthly charges and policy loan interest due and unpaid during the grace period, plus an amount sufficient to keep the policy in force for three months after the date of reinstatement.

[

/s/ Gary R. Christensen                          /s/ Christopher M. Hilger
--------------------------------------    --------------------------------------
Secretary                                               President]

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